EXHIBIT 16.1

[LETTERHEAD OF DECORIA, MAICHEL & TEAGUE P.S.]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made under Item 4.01 of the report on Form 8-K of NOVA OIL, Inc. dated April 3, 2006, and have the following comments:

We have read Item 4.01 (a) of Form 8-K dated March 31, 2006 of NOVA OIL, Inc. and are in agreement with the statements contained in that item therein. We have no basis to agree or disagree with Item 4.01 (b) or any other item or disclosure of the registrant contained therein.

Very truly yours,

/s/ DeCoria, Maichel & Teague P.S.
DeCoria, Maichel & Teague P.S.

Spokane, Washington
April 3, 2006